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FORM 3                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                  WASHINGTON, D.C. 20549
                                                                                                            OMB APPROVAL
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            OMB Number:3235-0104
                                                                                                        Expires:September 30, 1998
                                                                                                        Estimated average burden
                                                                                                        hours per response.....0.5
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
(Print or Type Responses)    Section 17(a) of the Public Utility
                             Holding Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940
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
1. Name and Address of Reporting Person*              2. Date of        4. Issuer Name AND Ticker or Trading Symbol
                                                      Event Re-             Spectrum Information Technologies, Inc.
Powers         Barclay       V.                       quiring               SITI
                                                      Statement
                                                      (Month/Day/Year)
                                                        12/12/98
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

(Last)                 (First)               (Middle)                   5. Relationship of Reporting                   6. If
                                                                            Person(s) to Issuer                           Amendment,
                                                                            (check all applicable)                        Date of
665 Walther Way                                                                                                           Original
                                                                           ______ Director        __X__ 10% Owner         (Month/
                                                                           ______ Officer (give   _____ Other (Specify     Day/Year)
                                                                                  title below)            below)
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

(Street)                                                3. IRS or                       7. Individual or Joint/Group Filing
                                                           Social Se-                       (Check applicable Line)
                                                           curity                          _X_ Form filed by One Reporting Person
Los Angeles            CA                    90048         Number of                       ___ Form filed by More than One
                                                           Reporting                            Reporting Person
                                                           Person
                                                           (Voluntary)
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

(City                  (State)               (Zip)                          TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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

1. Title of Security                                   2. Amount of    3. Ownership     4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                          Securities         Form:            (Instr. 5)
                                                       Beneficially       Direct
                                                       Owner              (D) or
                                                       (Instr. 4)         Indirect
                                                                          (Instr. 5)

   Common Stock                                        995,000             D







Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (9-98)


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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                                    CONVERTIBLE SECURITIES)

1. Title of Derivative Security   2. Date              3. Title and Amount of     4. Conversion   5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable and      Securities Underlying      or Exercise     Form of          Indirect
                                     Expiration           Derivative Security        Price of        Derivative       Beneficial
                                     Date                 Instr. 4)                  Derivative      Security:        Ownership
                                     (Month/Day/Year)                                Security        Direct (D)       (Instr. 5)
                                                                                                     or Indirect
                                                                                                     (I) Instr. 5)



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
                                       Date      Expira-                   Amount
                                       Exer-     tion       Title          or
                                       cisable   Date                      Number
                                                                           of
                                                                           Shares


Common Stock Option (right to buy)     immed.    12/11/03   Common Stock   690,000     $0.15         D





Explanation of Responses:



                                                                                /s/ Barclay V. Powers                   1/13/99
** Intentional misstatements or omissions of facts constitute                   ---------------------------------       -----------
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).       **Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1473 (9-98)


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